Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on December 9, 2015

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ctrip.com International, Ltd.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

99 Fu Quan Road
Shanghai 200335, People's Republic of China
(86 21) 3406-4880
(Address and telephone number of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, and telephone number of agent for service)

Copies to:
Jianzhang Liang Chief Executive Officer 99 Fu Quan Road Shanghai 200335 People's Republic of China +86 21 3406-4880	Z. Julie Gao, Esq. Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

          If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Ordinary shares, par value $0.01 per share(3)	—	—	—	—

(1)
Includes securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. These securities are not being registered for the purposes of sales outside of the United States.

(2)
An unspecified number of securities of each identified class of securities is being registered and may from time to time be sold at unspecified prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.

(3)
These ordinary shares are represented by American depositary shares, each of which represents 0.125 of an ordinary share. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6.

PROSPECTUS

Ctrip.com International, Ltd.

ORDINARY SHARES

        We may from time to time in one or more offerings offer and sell our ordinary shares, including ordinary shares represented by American depositary shares, or ADSs.

        In addition, from time to time, the selling shareholders to be named in a prospectus supplement may offer and sell our ordinary shares held by them. The selling shareholders may sell shares of our ordinary shares through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of shares of our ordinary shares by the selling shareholders.

        We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

        These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of these securities, see the section entitled "Plan of Distribution" beginning on page 34 of this prospectus.

        The ADSs are listed on the Nasdaq Global Select Market under the symbol "CTRP." On December 8, 2015, the last reported sale price of the ADSs on the Nasdaq Global Select Market was $52.98 per ADS.

        Investing in the ADSs involves a high degree of risk. You should carefully consider the "Risk Factors" which may be included in any prospectus supplement or which are incorporated by reference into this prospectus.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2015.

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

        You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference" below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC's website or at the SEC as described under "Where You Can Find More Information About Us." In this prospectus, unless otherwise indicated or unless the context otherwise requires:

  (1)
  the terms "we," "us," "our company," "our" and "Ctrip" refer to Ctrip.com International, Ltd., its predecessor entities and subsidiaries and, in the context of describing our operations and consolidated financial information, also include its affiliated Chinese entities;

  (2)
  "shares" and "ordinary shares" refer to our ordinary shares, par value US$0.01 per ordinary share;

  (3)
  "ADSs" refers to the American depositary shares, each of which represents 0.125 of an ordinary share;

  (4)
  "China" and "PRC" refer to the People's Republic of China and, solely for the purpose of this prospectus, exclude Taiwan, Hong Kong and Macau, and "Greater China" refers to the People's Republic of China, Taiwan, Hong Kong and Macau; and

  (5)
  all references to "RMB" and "Renminbi" are to the legal currency of China and all references to "U.S. dollars," "US$," "dollars" and "$" are to the legal currency of the United States.

        On December 1, 2015, we effected a change of the ratio of the ADSs to ordinary shares from four (4) ADSs representing one ordinary share to eight (8) ADSs representing one ordinary share. Unless otherwise indicated, ADSs and per ADS amount in this prospectus have been retroactively adjusted to reflect the changes in ratio for all periods presented.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as "may," "will," "expect," "anticipate," "future," "intend," "plan," "believe," "estimate," "is/are likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:

  •
  our anticipated growth strategies;

  •
  our future business development, results of operations and financial condition;

  •
  our ability to continue to control costs and maintain profitability; and

  •
  the expected growth in the overall economy and demand for travel services in China.

        The forward-looking statements included in this prospectus and the documents incorporated by reference are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement, including the following risks:

  •
  slow-down of economic growth in China and the global economic downturn may have a material and adverse effect on our business, and may materially and adversely affect our growth and profitability;

  •
  general declines or disruptions in the travel industry may materially and adversely affect our business and results of operations;

  •
  the trading price of the ADSs has been volatile historically and may continue to be volatile regardless of our operating performance;

  •
  if we are unable to maintain existing relationships with travel suppliers and strategic alliances, or establish new arrangements with travel suppliers and strategic alliances similar to those we currently have, our business may suffer;

  •
  if we fail to further increase our brand recognition, we may face difficulty in obtaining new business partners and consumers, and our business may be harmed;

  •
  if we do not compete successfully against new and existing competitors, we may lose our market share, and our profitability may be adversely affected;

  •
  our business could suffer if we do not successfully manage current growth and potential future growth;

  •
  our strategy to acquire or invest in complementary businesses and assets involves significant risks and uncertainty that may prevent us from achieving our objectives and harm our financial condition and results of operations;

  •
  our quarterly results are likely to fluctuate because of seasonality in the travel industry in Greater China;

  •
  our business may be harmed if our infrastructure and technology are damaged or otherwise fail or become obsolete;

  •
  inflation in China and in other countries may disrupt our business and have an adverse effect on our financial condition and results of operations; and

  •
  if the ownership structure of our affiliated Chinese entities and the contractual arrangements among us, our consolidated affiliated Chinese entities and their shareholders are found to be in violation of any PRC laws or regulations, we and/or our affiliated Chinese entities may be subject to fines and other penalties, which may adversely affect our business and results of operations.

        We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities and other risks outlined in our other filings with the SEC. The forward-looking statements included in this prospectus or incorporated by reference into this prospectus are made only as of the date of this prospectus or the date of the incorporated document, and we do not undertake any obligation to update the forward-looking statements except as required under applicable law.

OUR COMPANY

  Overview

        We are a leading travel service provider for accommodation reservation, transportation ticketing, packaged tours, and corporate travel management in China. We aggregate hotel and transportation information to enable business and leisure travelers to make informed and cost-effective bookings. We help leisure travelers book tour packages and guided tours and help corporate clients effectively manage their travel requirements. In addition, we offer a variety of other travel-related services, including but not limited to travelers' reviews, attraction tickets, travel-related financing and car services, and travel insurance and visa services to meet the various booking and travelling needs of both leisure and business travelers. Since commencing operations in 1999, we have become one of the best-known travel brands in China and a truly one-stop travel service provider. We pioneered the development of a reservation and fulfillment infrastructure that enables our customers to:

  •
  choose and reserve hotel rooms in cities throughout China and abroad;

  •
  book and purchase transportation tickets for domestic flights and international flights and/or trains;

  •
  choose and reserve packaged tours that include transportation and accommodations, as well as guided tours other travel-related services in some instances; and

  •
  book and purchase other travel-related services for their leisure and business travels.

        We target our services primarily at business and leisure travelers in China who do not travel in groups. These types of travelers, who are referred to in the travel industry as FITs (frequent independent travelers) and whom we refer to as independent travelers in this prospectus, form a traditionally under-served yet fast-growing segment of the China travel market. We act as an agent in substantially all of our transactions and generally do not take inventory risks with respect to the hotel rooms and transportation tickets booked through us. We derive our accommodation reservation, transportation ticketing and packaged-tour revenues mainly through commissions from our travel suppliers, primarily based on the transaction value of the rooms, transportation tickets and packaged-tour products, respectively, booked through our services.

        We believe that we are the largest consolidator of hotel accommodations in China in terms of the number of room nights booked. As of September 30, 2015, we had secured room supply relationships with approximately 861,000 hotels in China and approximately 352,400 hotels abroad, which cover a broad range of hotels in terms of price and geographical location. Through strategic cooperation arrangements with other leading online accommodation reservation service providers in recent years, we expanded our overseas hotel network by gaining access to more international hotels on these platforms through our accommodation reservation services. The quality and depth of our hotel supplier network enable us to offer our customers a wide selection of hotel accommodations. We believe our ability to offer reservations at highly rated hotels is particularly appealing to our customers.

        We believe that we are one of the largest consolidator of airline tickets in China in terms of the total number of airline tickets booked and sold. Our airline ticket suppliers include all major Chinese airlines and many international airlines that operate flights originating in cities at home and abroad. We are among the few airline ticket consolidators in China that maintain a centralized reservation system and ticket fulfillment infrastructure covering substantially all of the economically prosperous regions of China. Our customers can make flight reservations on their chosen routes through mobile platform, internet websites and customer service centers and arrange electronic payment. In addition, we provide the same levels of centralization and convenience to customers seeking to make reservation on their chosen train and bus routes. We believe that we have realized a notable innovation in our transportation ticketing services, namely, our integrated product offering of air, train and bus tickets.

As long as users are searching for one of the transportation products on our database, our system can automatically provide the recommendations to the other two transportation modes with the same dates, origins and destinations. This capability significantly helps our customers to streamline their decision-making process in searching for the most cost-efficient transportation.

        We also offer independent leisure travelers bundled packaged-tour products, including group tours, semi-group tours and private tours or packaged tours with different transportation arrangements, such as cruise, bus or self-driving. We provide integrated transportation and accommodation services and offer a variety of value-added services including transportation at destinations and tickets, insurance, visa services and tour guides. We offer customers one-stop services to meet their booking and traveling needs. We also provide high quality customer service, supplier management and customer relationship management services. Our packaged-tour products cover a variety of domestic and international destinations.

        We offer our services to customers through an advanced transaction and service platform consisting of our mobile platform, multi-lingual websites and centralized, 24-hour customer service centers. We have built up an industry-leading mobile platform which enhances user experience and user engagement. Cumulative downloads for our mobile app grew from approximately 420 million as of September 30, 2014 to approximately 1.3 billion as of September 30, 2015. In addition, our 24-hour service centers, which provide responsive and high quality customer services, further differentiate us from other online travel service providers. In the nine months ended September 30, 2015, transactions effected through our mobile channel and customer service centers accounted for approximately 64% and 9% of our transaction orders, respectively.

        We operate an open platform to further bridge the gap between travelers and travel suppliers with a diverse range of products and services. Travel suppliers ranging from airlines and third-party travel agencies to e-commerce websites offering travel products and services can list their inventories on our open platform to expand their business opportunities. We also offer high quality supplier management services and technology and financial support to enhance supplier experience and encourage supplier participation on the open platform. In addition, we offer high quality customer service to travelers for all the products and services they purchase through our open platform. We believe that our open platform helps us expand the number and types of products and services available to travelers and enhance our price competitiveness, and further build and strengthen the vibrant travel ecosystem on our open platform.

  Corporate Information

        We commenced our business in June 1999. In March 2000, we established a new holding company, Ctrip.com International, Ltd., in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands. Since our inception, we have conducted the majority of our operations in China and expanded our operations overseas in 2009. Our principal executive offices are located at 99 Fu Quan Road, Shanghai 200335, People's Republic of China. Our telephone number is (86-21) 3406-4880 and our principal website address is www.ctrip.com. The contents of our websites should not be deemed to be part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 400 Madison Avenue 4th Floor, New York, New York 10017.

RISK FACTORS

        Please see the factors set forth under the heading "Risk Factors" in our annual report on Form 20-F for the year ended December 31, 2014, which is incorporated in this prospectus by reference, and any accompanying prospectus supplement before investing in any securities that may be offered pursuant to this prospectus.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

DESCRIPTION OF SHARE CAPITAL

        As of October 31, 2015, our authorized share capital consists of 100,000,000 ordinary shares, par value US$0.01 each, 46,848,775 of which are issued and outstanding (excluding the 1,186,854 ordinary shares that we reserved for issuance upon the exercise of our outstanding options). As of the same date, there are 1,186,854 outstanding options and 910,693 restricted share units under our share incentive plans, which, once vested, are exercisable for the equivalent amount of our ordinary shares. We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2013 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

        On December 1, 2015, we effected a change of the ratio of the ADSs to ordinary shares from four ADSs representing one ordinary share to eight ADSs representing one ordinary share. Unless otherwise indicated, ADSs and per ADS amount in this prospectus have been retroactively adjusted to reflect the changes in ratio for all periods presented.

        The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

  Ordinary Shares

        General.    All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

        Voting Rights.    Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any other shareholder or shareholders collectively present in person or by proxy and holding at least ten percent of the shares giving a right to attend and vote at the meeting.

        A quorum required for a meeting of shareholders consists of at least two shareholders (or, if our company has only one shareholder, that one shareholder) holding at least one-third of the outstanding voting shares in our company, present or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders' meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate not less than ten percent in par value of our voting share capital. Advance notice of at least seven days is required for the convening of any of our shareholders meetings.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. A special resolution is required for matters such as a change of name or amending the memorandum and articles of association. Holders of the ordinary shares may by ordinary resolution, among other things, make changes in the amount of our authorized share capital and consolidate and divide all or any of our share capital into shares of larger amount than our existing share capital and cancel any authorized but unissued shares.

        Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of our ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

        Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption, Repurchase and Surrender of Shares.    We may issue shares on the terms that such shares are subject to redemption, at our option or at the option of the holders thereof on such terms and in such manner as may be determined, prior to the issue of such shares, by special resolution. Our company may also repurchase any of our shares (including redeemable shares) provided that the manner of such purchase has been authorized by an ordinary resolution of our shareholders. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company's profits or share premium account or out of the proceeds of a fresh issue of shares made for the purpose of such redemption of repurchase, or out of capital if our company shall, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) our company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

        Variations of Rights of Shares.    All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

  Shareholder Rights Plan

        On November 23, 2007, our board of directors declared a dividend of one ordinary share purchase right, or a Right, for each of our ordinary shares outstanding at the close of business on December 3, 2007. As long as the Rights are attached to the ordinary shares, we will issue one Right (subject to adjustment) with each new ordinary share so that all such ordinary shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from us one ordinary share at a price of US$700 per ordinary share, subject to adjustment. On August 7, 2014, we entered into a First Amendment and, subsequently on the same day, a Second Amendment to the Rights Agreement dated as of November 23, 2007 between the Bank of New York Mellon and us. Through these two amendments, we (a) extended the term of our rights plan for another ten years and the Rights will expire on August 6, 2024, subject to the right of our board of directors to extend the rights plan for another ten years prior to its expiration; and (b) modified the trigger threshold of the Rights to allow more flexibility. Specifically, shareholders who file or are entitled to file beneficial ownership statement on Schedule 13G pursuant to Rule 13d-1(b)(1) of the Exchange Act, typically institutional investors with no intention to acquire control of the issuer, will be able to beneficially own up to 20% of our total outstanding shares before the Rights are triggered, while all other shareholders must maintain their beneficial ownership at a level below 10% of our total outstanding shares before the Rights are triggered, among other things. Certain named shareholders are defined as "Exempted Person" as long as their beneficial ownership do not exceed 10% of our total outstanding shares. On May 29, 2015 and October 26, 2015, we entered into a Third Amended and a Fourth Amendment to the Rights Agreement with the Bank of New York Mellon, respectively, for the purposes of amending the definition of "Exempted Person". Accordingly, in so far as Priceline and any of its subsidiaries are concerned in connection with the determination of Exempt Person, the term "Exempt Person" will be applied only to the extent that the number of ordinary shares beneficially owned by such Exempt

Person at all times does not exceed fifteen percent (15%) of the ordinary shares then outstanding in the aggregate and in so far as Baidu and any of its subsidiaries are concerned in connection with the determination of Exempt Person, the term "Exempt Person" will be applied only to the extent that the number of ordinary shares beneficially owned by such Exempt Person at all times does not exceed twenty-seven percent (27%) of the ordinary shares then outstanding in the aggregate.

  Registered Office and Objects

        Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as our directors may from time to time decide. The objects for which our company is established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Law, as amended from time to time, or any other law of the Cayman Islands.

  Board of Directors

        Our board of directors currently consists of eight directors. Our board of directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whether outright or as security for any debt, liability or obligation of our company or of any third party. A director may vote with respect to any contract, proposed contract or arrangement in which he or she is materially interested as long as he or she has made a declaration of the nature of such interest. A director is not required to hold any shares in our company by way of qualification, and there is no requirement for a director to retire at any age limit.

        We have a compensation committee that assists the board in reviewing and approving the compensation structure and form of compensation of our directors and executive officers. Members of the compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.

  Differences in Corporate Law

        The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

        Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors (representing 75% by value) with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •
  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

  •
  a company acts or proposes to act illegally or ultra vires;

  •
  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority."

        Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide that our directors and officers shall be indemnified against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own wilful neglect or default. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Anti-Takeover Provisions in the Memorandum and Articles of Association.    Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for a proper purpose and for what they believe in good faith to be in the best interests of our company.

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our memorandum and articles of association provides that, on the requisition of shareholders representing not less than ten percent in par value of the voting share capital of our company, the board shall convene an extraordinary general meeting. However, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings. However, our articles of association provide that we may, but are not obliged to, in each year hold a general meeting as our annual general meeting.

        Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed by ordinary resolution of the company.

        Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

        Dissolution; Winding Up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Under the Companies Law of the Cayman Islands and our memorandum and articles of association, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

        Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

        Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands law, our memorandum and articles of association may only be amended by special resolution of our shareholders.

        Rights of Non-Resident or Foreign Shareholders.    There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

        Directors' Power to Issue Shares.    Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

  Inspection of Books and Records

        Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

  History of securities issuances

        The following is a summary of securities issuances by in the past three years.

        2012 Convertible bond offering.    In September 2012, we completed an offering of US$180 million in aggregate principal amount of convertible senior notes due 2017. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and certain non-U.S. persons in compliance with Regulation S under the Securities Act. The notes will be convertible into the ADSs based on an initial conversion rate of 103.4232 of the ADSs per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately US$9.67 per ADS). The conversion rate is subject to adjustment upon the occurrence of certain events. The notes bear interest at a rate of 0.50% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2013. The notes will mature on September 15, 2017, unless previously repurchased or converted in accordance with their terms prior to such date. Certain senior management and directors of our company, including the chairman of the board of directors/chief executive officer, the vice chairman of the board of directors/president, chief operating officer and chief financial officer, have purchased US$55 million aggregate principal amount of notes from the initial purchasers in the offering. In connection with the offering, we entered into a convertible note hedge transaction with an affiliate of one of the initial purchasers, or the hedge counterparty, and a warrant transaction with the hedge counterparty at a higher strike price.

        2013 Convertible bond offering.    In October 2013, we completed an offering of US$800 million in aggregate principal amount of convertible senior notes due 2018. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and certain non-U.S. persons in compliance with Regulation S under the Securities Act. The notes will be convertible into our ADSs based on an initial conversion rate of 25.5136 of our ADSs per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately US$39.195 per ADS and represents an approximately 42.5% conversion premium over the closing trading price of our ADSs on October 10, 2013, which was US$27.505 per ADS). The conversion rate is subject to adjustment upon the occurrence of certain events. The notes bear interest at a rate of 1.25% per year, payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2014, and they will mature on October 15, 2018, unless previously repurchased or converted in accordance with their terms prior to such date.

        Priceline notes.    In August 2014, we have expanded an existing commercial agreement with Priceline in order to strengthen our global partnership, and at the same time, we issued US$500 million in aggregate principal amount of convertible notes due 2019 to Priceline and at the same time, we granted the Priceline the right to acquire, by May 26, 2016, such number of our shares in the open market that, combined with shares issuable upon conversion of the 2019 Priceline notes, may lead to Priceline holding up to 10% of our outstanding shares. Upon subscription to these convertible notes, moreover, Priceline acquired the right to appoint an observer to our board of directors. In May 2015, we issued US$250 million in aggregate principal amount of convertible notes due 2020 to Priceline. Immediately following issuance of the additional $250 million bond and assuming conversion of the convertible bond issued to Priceline in August 2014 and May 2015, Priceline owned securities representing approximately 10.5% of our outstanding shares. We have also granted permission to Priceline to increase its ownership in our company through the acquisition of our ADSs in the open market so that, when combined with the shares issuable upon conversion of all of the Priceline notes, Priceline may hold up to 15% of our outstanding shares.

        2015 Convertible bond offering.    In June 2015, we completed an offering of US$700 million in aggregate principal amount of convertible senior notes due 2020 and US$400 million in aggregate principal amount of convertible senior notes due 2025. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and certain non-U.S. persons in compliance with Regulation S under the Securities Act. The 2020 notes will be convertible into our ADSs based on an initial conversion rate of 18.3884 of our ADSs per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately US$54.38 per ADS and represents an approximately 45.0% conversion premium over the closing trading price of our ADSs on June 18, 2015, which was US$37.51 per ADS). The 2025 notes will be convertible into our ADSs based on an initial conversion rate of 18.711 of our ADSs per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately US$53.45 per ADS and represents an approximately 42.5% conversion premium over the closing trading price of the Company's ADSs on June 18, 2015 of US$37.51 per ADS). The conversion rate for each of the 2020 notes and the 2025 notes is subject to adjustment upon the occurrence of certain events. The 2020 notes bear interest at a rate of 1.0% per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2016. The 2020 notes will mature on July 1, 2020, unless previously repurchased or converted in accordance with their terms prior to such date. The 2025 notes will bear interest at a rate of 1.99% per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2016. The 2025 notes will mature on July 1, 2025, unless previously repurchased or converted in accordance with their terms prior to such date.

        Share Exchange Transaction with Baidu.    In October 2015, we completed a share exchange transaction with Baidu, pursuant to which we issued 11,488,381 new ordinary shares to Baidu in exchange for 178,702,519 Class A ordinary shares and 11,450,000 Class B ordinary shares of Qunar Cayman Islands Limited, or Qunar, beneficially owned by Baidu. Immediately after the closing of the transaction, Baidu owned our ordinary shares representing approximately 25% of our aggregate voting interest, and we owned Class B ordinary shares of Qunar representing approximately 45% of Qunar's aggregate voting interest.

        Share Repurchase.    As of September 30, 2015, we purchased approximately 40 million ADSs in aggregate with a total consideration of US$474 million.

        Options and restricted share units.    As of September 30, 2015, we granted options and restricted share units to purchase a total of 16,983,661 ordinary shares to some of our directors, officers and employees, without giving effect to options or restricted share units that were exercised, forfeited or terminated.

        Share Issuance for the Benefit of Qunar Employees.    In connection with the share exchange transaction with Baidu, we have become a significant shareholder of Qunar. We agreed to issue a total of approximately 5 million ordinary shares to certain special purpose vehicles holding these shares solely for the benefit of Qunar employees. On December 9, 2015, we issued a total number of 3,980,435 ordinary shares to these special purpose vehicles.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        The Bank of New York Mellon is acting as the depositary for the ADSs. The depositary's corporate trust office is at 101 Barclay Street, New York, New York 10286. Each ADS represents 0.125 of an ordinary share (or a right to receive 0.125 of an ordinary share). The ADSs will also any represent other securities, cash or other property that may be held by the depositary. The depositary appointed the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited as the custodian to safe keep the securities on deposit.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. However, as a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        We are providing ADS holders with this summary of the deposit agreement. As an ADS holder, you should read this summary together with the deposit agreement and the form of ADR. A copy of the deposit agreement is on file with the SEC as Exhibit 2.4 of our annual report on Form 20-F (file no. 001-33853) filed with the SEC on April 29, 2008. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also inspect a copy of the deposit agreement at the corporate trust office of the depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the principal offices of the custodian under the deposit agreement, currently located at 1 Queen's Road, Central, Hong Kong. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

  Dividends and other distributions

        The depositary has agreed to pay to you, as an ADS holder, the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

  •
  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from any government is needed and cannot be obtained without excessively burdensome or otherwise unreasonable efforts, or there are foreign exchange controls in place that prohibit such transfer, the deposit agreement allows The depositary to distribute RMB only to those ADS holders to whom it is possible to do so. It will hold RMB it cannot convert for the account of the ADS holders who have not been paid. It will not invest RMB and it will not be liable for interest.

        Before making a distribution, any withholding taxes that must be paid will be deducted. See "Taxation—U.S. federal income tax—Information reporting and backup withholding" and "Taxation—People's Republic of China taxation." The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. if the exchange rates fluctuate during a time when The depositary cannot convert RMB, you may lose some or all of the value of the distribution.

  •
  Shares.  The depositary may distribute additional ADSs representing any ordinary shares we may distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, each ADS will also represent the new ordinary shares.

  •
  Rights to purchase additional shares.  If we offer holders of our ordinary shares any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to you. We must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and the depositary decides it is practical to sell the rights, the depositary will sell the rights and distribute the proceeds, in the same way as it does with cash. The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If the depositary makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver the ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

        U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. We can give no assurance that we can establish an exemption from registration under the Securities Act and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. In this case, the depositary may deliver the ADSs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for changes needed to put the restrictions in place.

  •
  Other distributions.  The depositary will send to you anything else we distribute on deposited securities by means it thinks are legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive the distribution we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

  Deposit, withdrawal and cancellation

        The depositary will deliver ADSs if you or your broker deposits ordinary shares. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its corporate trust office to the persons you request.

        As an ADS holder, you may turn in your ADSs at the depositary's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the underlying ordinary shares to an account designated by you or at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

  Voting rights

        As an ADS holder, you may instruct the depositary to vote the ordinary shares underlying your ADSs. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares.

        If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will:

  •
  describe the matters to be voted on; and

  •
  explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. the depositary will try, in compliance with Cayman Islands law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities as you instruct or as described below.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

        If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy to such person in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

  •
  we do not wish to receive a discretionary proxy;

  •
  there is substantial shareholder opposition to the particular question; or

  •
  the particular question would have a material and adverse impact on our shareholders.

  Notices and reports

        The depositary will make available for inspection by registered holders at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from our company, which are both (a) received by the depositary as the holder of the deposited securities, and (b) made generally available to the holders of such deposited securities by our company. The depositary will also, upon our written request, send to the registered holders copies of such reports when furnished by our company pursuant to the deposit agreement. Any such reports and communications, including any proxy soliciting material, furnished to the depositary by our company will be furnished in English.

  Fees and expenses

Persons depositing or withdrawing shares must pay:	For:

US$5.00 (or less) per 100 ADSs (or portion thereof)	• Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
US$0.02 (or less) per ADS	• Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
US$0.02 (or less) per ADSs per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	• Converting foreign currency to U.S. dollars
• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
Taxes and other governmental charges the depositary o the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to us to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

        The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary's obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

  Payment of taxes

        As an ADS holder, you will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The depositary may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Reclassifications, recapitalizations and mergers

If we:	Then:

• Changes the nominal or par value of our shares	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
• Reclassify, split up or consolidate any of the deposited securities	The depositary may, and will if we ask it to, deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

  Amendment and termination

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment will cause any of the following results, the amendment will become effective as to outstanding ADSs 30 days after the depositary notifies ADS holders of the amendment:

  •
  adds or increases fees or charges, except for:

  •
  taxes and other governmental charges;

  •
  registration fees;

  •
  cable, telex or facsimile transmission costs;

  •
  delivery costs or other such expenses; or

  •
  prejudices any important right of ADS holders.

        At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

        The depositary will terminate the deposit agreement if we ask it to do so. In such case, the depositary must notify you at least 90 days before termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days.

        After termination, the depositary and its agents will be required to do only the following under the deposit agreement:

  •
  collect distributions on the deposited securities;

  •
  sell rights and other property; and

  •
  deliver shares and other deposited securities upon cancellation of ADSs.

        One year after termination, the depositary may sell any remaining deposited securities. After that, the depositary will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and will have no liability for interest. The depositary's only obligations will be an indemnification obligation and an obligation to account for the proceeds of the sale and other cash. After termination, our only obligations will be an indemnification obligation and our obligation to pay specified amounts to the depositary.

  Limitations on obligations and liability

        The deposit agreement expressly limits our obligations and the obligations of the depositary, and it limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically provided for in the deposit agreement without negligence or bad faith;

  •
  are not liable if either is prevented or delayed by law or circumstances beyond their control from performing our obligations under the deposit agreement;

  •
  are not liable if either exercises discretion permitted under the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party; and

  •
  may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

        In the deposit agreement, we and the depositary have agreed to indemnify each other under designated circumstances.

  Requirements for depositary actions

        The ADSs are transferable on the books of the depositary, provided that the depositary may close the transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. Before the depositary will deliver the underlying ordinary shares to an account designated by you or or register transfer of ADS, make a distribution on ADSs, or process a withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if the depositary or we think it advisable to do so.

  Your right to receive the ordinary shares underlying your ADSs

        You have the right to surrender your ADSs and withdraw the underlying ordinary shares at any time except:

  •
  when temporary delays arise because: (1) the depositary or we have closed its or our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders' meeting or (3) we are paying a dividend on the ordinary shares;

  •
  when you owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

        The right of withdrawal may not be limited by any other provision of the deposit agreement.

  Pre-release of ADSs

        In compliance with the provisions of the deposit agreement, the depositary may deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs, even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

  •
  before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited;

  •
  the pre-release must be fully collateralized with cash or other collateral that the depositary considers appropriate;

  •
  the depositary must be able to close out the pre-release on not more than five business days' notice; and

  •
  subject to such indemnities and credit regulation as the Depositary deems appropriate.

        In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30.0% of the total shares deposited, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

  Inspection of register of holders of ADSs

        You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

  Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/ Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

ENFORCEABILITY OF CIVIL LIABILITIES

        We were incorporated in the Cayman Islands in order to take advantage of certain benefits associated with being a Cayman Islands exempted company, including:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        Our business is conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Maples and Calder, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Maples and Calder has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

        Commerce & Finance Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

TAXATION

        The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our Cayman Islands counsel, and to the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Commerce & Finance Law Offices.

  Cayman Islands Taxation

        According to Maples and Calder, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaty with any country that is applicable to any payments made to or by us.

  PRC Taxation

        If the PRC tax authorities determine that our Cayman Islands holding company is a "resident enterprise" for PRC enterprise income tax purposes, it may therefore be subject to the enterprise income tax at 25% on its global income, and a withholding tax of 10% may be imposed on dividends foreign ADS holders receive and on gains realized on their sale or other disposition of ADSs, if such income is considered as income derived from within China. See "Risk factors—Risks Related to Our Corporate Structure—Our subsidiaries and affiliated Chinese entities in China are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements" included in our annual report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus.

  United States Federal Income Tax Considerations

        The following is a summary of the United States federal income tax considerations generally applicable to the ownership and disposition of ADSs or ordinary shares by a U.S. Holder (as defined below) that will hold ADSs or ordinary shares as "capital assets" (generally, property held for investment) under the United States. Internal Revenue Code of 1986, as amended (the "Code"). This summary is based upon the provisions of the Code and regulations, rulings and decisions thereunder as of the date hereof, all of which are subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the United States Internal Revenue Service (the "IRS") with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position.

        This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules, such as banks, insurance companies, other financial institutions, broker dealers, dealers or traders in securities or commodities, tax-exempt entities, persons liable for alternative minimum tax, U.S. expatriates, regulated investment companies or real estate investment trusts, partnerships (including any pass-through or other entity treated as partnerships for United States federal income tax purposes) or persons holding ADSs or ordinary shares through partnerships (including any pass-through or other entity treated as partnerships for United States federal income tax purposes), persons holding an ADS or ordinary share as part of a straddle, hedging, conversion or integrated transaction, persons that enter into convertible note hedge transactions investors, persons that elect to mark their securities to market, persons that hold a restricted ADS, persons whose "functional currency" is not the U.S. dollars, holders that actually or constructively own 10% or more (by voting power or value) of all classes of our outstanding capital stock, or persons who acquired ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation.

        In addition, this summary does not discuss any state, local or estate or gift tax considerations and, except for the limited instances where PRC tax law and potential PRC taxes are discussed below, does not discuss any non-United States tax considerations. Each U.S. Holder is urged to consult its tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

        As used in this section, "U.S. Holder" means a beneficial owner of ADSs or ordinary shares that for United States federal income tax purposes is,

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity subject to tax as a corporation for United States federal income tax purposes) organized under the laws of the United States, any state or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial trust decisions or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

        If you are a partner in a partnership or other entity taxable as a partnership that holds ADSs or ordinary shares, your tax treatment will generally depend on your status and the activities of the partnership. Partnerships holding the ADSs or ordinary shares, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of an investment in the ADSs or ordinary shares.

        The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement have been and will be complied with in accordance with the terms. If you hold ADSs, you should be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes.

  Taxation of Dividends and Other Distributions on the ADSs or Ordinary Shares

        Subject to the description below under "—Passive Foreign Investment Company Rules," the amount of any distribution to you with respect to the ADSs or ordinary shares, before deduction for any taxes imposed by the PRC, will be included in your gross income as dividend income on the date of receipt by the depositary, in the case of ADSs, or by you, in the case of ordinary shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a "dividend" for United States federal income tax purposes. Any dividends we pay will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

        With respect to non-corporate U.S. Holders (including individual U.S. Holders), dividends may be taxed at the lower capital gains rate applicable to "qualified dividend income," provided that (1) the

ADSs or ordinary shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of an income tax treaty with the United States that the United States Treasury has determined satisfactory for purposes of the rules applicable to qualified dividends and that includes an exchange of information program, (2) we are neither a passive foreign investment company, nor are treated as such with respect to you (as discussed below) for our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. United States Treasury guidance indicates that common or ordinary shares, or ADSs representing such shares, are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ Global Select Market, as are the ADSs (but not our ordinary shares). If we are treated as a "resident enterprise" for PRC tax purposes under its Enterprise Income Tax Law, or EIT Law, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for dividends paid with respect to the ADSs or our ordinary shares.

        For United States foreign tax credit purposes, dividends will generally be treated as income from foreign sources and will constitute passive category income. Depending on your particular facts and circumstances, you may be eligible to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ADSs or ordinary shares. If you do not elect to claim a foreign tax credit for foreign tax withheld, you will be permitted instead to claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which you elect to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on your particular facts and circumstances. Accordingly, you should consult your tax advisors regarding the availability of the foreign tax credit based on your particular circumstances.

  Sale, Exchange or Other Disposition of the ADSs or Ordinary Shares

        Subject to description below under "—Passive Foreign Investment Company Rules," you will recognize capital gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference, if any, between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss will generally be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADS or ordinary share for more than one year, you generally will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States-source income or loss for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, if we are treated as a "resident enterprise" for PRC tax purposes, we may be eligible for the benefits of the income tax treaty between the United States and the PRC. In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC-source income. You should consult your tax advisors regarding the proper treatment of gain or loss recognized on a sale, exchange or other taxable disposition of the ADSs or ordinary shares in your particular circumstances.

  Passive Foreign Investment Company Rules

        Based on the market price of the ADSs and our ordinary shares, the value of our assets, and the composition of our assets and income, we do not believe that we were a passive foreign investment company (a "PFIC") for United States federal income tax purposes for our taxable year ended December 31, 2014. However, due to changes in those factors this year, although we cannot be certain, we believe there is a meaningful risk that we will be treated as a PFIC for our taxable year ending

December 31, 2015. The application of the PFIC rules is subject to ambiguity in several respects and we must make an annual determination as to whether we are a PFIC (after the close of each taxable year). A non-U.S. corporation will be a PFIC for any taxable year if either:

  •
  at least 75% of its gross income is passive income; or

  •
  at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the "asset test").

        We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In applying this rule, however, it is not clear whether the contractual arrangements between us and our affiliated Chinese entities will be treated as ownership of stock.

        We must make a separate determination after the close of each year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will, or will not, be a PFIC for our current taxable year ending December 31, 2015 or any future taxable year. Because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of our ADSs and ordinary shares, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC. If we are a PFIC for any year during which you hold ADSs or ordinary shares, we will generally continue to be treated as a PFIC with respect to you for all succeeding years during which you hold ADSs or ordinary shares, unless we cease to be a PFIC and you make a deemed sale election with respect to the ADSs or ordinary shares, as applicable. If such election is made, you will be deemed to have sold the ADSs or ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, your ADSs or ordinary shares with respect to which such election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

        For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any "excess distribution" that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or ordinary shares, unless you make a "mark-to-market" election as discussed below. Under these special tax rules:

  •
  the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the current taxable year, and any taxable years in your holding period prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for you for such year and would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other taxable year.

        A U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed in the preceding paragraph. If you make a valid mark-to-market election for the ADSs or ordinary shares, you will include in income for each year that we are treated as a PFIC with respect to you an amount equal to the excess, if any, of the fair market value of the ADSs or ordinary shares you hold as of the close of the year over your adjusted basis in such ADSs or ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or ordinary shares over their fair market value as of the close of the year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs or ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as any gain on the actual sale or other disposition of the ADSs or ordinary shares, will be treated as ordinary income. The mark-to-market election is available only for "marketable stock," which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter ("regularly traded") on a qualified exchange or other market, as defined in applicable United States Treasury regulations. The ADSs are listed on the NASDAQ Global Select Market, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs continue to be listed on the NASDAQ Global Select Market and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you were we to be or become a PFIC. You should consult your tax advisors as to the availability and desirability of a mark-to-market election.

        Alternatively, if a non-U.S. corporation is a PFIC, a U.S. holder of shares in that corporation may avoid taxation under the rules described above by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you can make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with certain tax information, and we currently do not intend to prepare or provide such information. Therefore, U.S. Holders should assume that they will not receive such information from us and would not be able to make a qualified electing fund election.

        Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder will continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

        In the case of a U.S. Holder who has held ADSs or ordinary shares during any taxable year in respect of which we were classified as a PFIC and continue to hold such ADSs or ordinary shares (or any portion thereof), and has not previously determined to make a mark-to-market election, and who later considers making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ADSs or ordinary shares. You should consult your tax advisors concerning the United States federal income tax consequences of purchasing, holding and disposing of our ADSs or ordinary shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market election and the unavailability of the QEF election.

  Medicare Tax

        An additional 3.8% tax is imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 (or $250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, "net investment income" generally includes interest, dividends (including dividends paid with respect to our ADSs or ordinary shares), annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of an ADS or ordinary share) and certain other income, reduced by any deductions properly allocable to such income or net gain. You are urged to consult a tax advisor regarding the applicability of this tax to their income and gains in respect of an investment in our ADSs or ordinary shares.

  Information Reporting and Backup Withholding

        You may be required to submit certain information to the IRS with respect to your beneficial ownership of our ADSs or ordinary shares, if such ADSs or ordinary shares are not held on your behalf by a financial institution. Penalties are also imposed if you are required to submit such information to the IRS and fail to do so. You are urged to consult a tax advisor regarding your tax filing requirements with respect to an investment in our ADSs or ordinary shares.

        Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the IRS and possible United States backup withholding at a current rate of 28%. Backup withholding will not apply to you, however, if you furnish a correct taxpayer identification number and make any other required certification or are otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. You should consult a tax advisor regarding the application of the United States information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding can be credited against your United States federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

SELLING SHAREHOLDERS

        Selling shareholders to be named in a prospectus supplement may, from time to time, offer and sell some or all of the shares of our ordinary shares held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling shareholders may sell shares of our ordinary shares held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See "Plan of Distribution." Such selling shareholders may also sell, transfer or otherwise dispose of some or all of our ordinary shares held by them in transactions exempt from the registration requirements of the Securities Act.

        We will provide you with a prospectus supplement, which will set forth the name of each selling shareholder and the number of shares of our ordinary shares beneficially owned by such ordinary shares. The prospectus supplement also will disclose whether any of the selling shareholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

        We and the selling shareholders may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information, if applicable:

  •
  the terms of the offering;

  •
  the names of any underwriters, dealers or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the securities;

  •
  the net proceeds from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any offering price to the public;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

  Sale through underwriters or dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

        If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

  Direct sales and sales through agents

        We and the selling shareholders may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and the selling shareholders. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We and the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

  Delayed delivery contracts

        If the prospectus supplement indicates, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

  Market making, stabilization and other transactions

        Unless the applicable prospectus supplement states otherwise or the shares are offered by the selling shareholders, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we and the selling shareholders use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

  Derivative transactions and hedging

        We, the selling shareholders, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us, the selling shareholders or others (or, in the case of derivatives, securities received from us or the selling shareholders in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

  Electronic auctions

        We and the selling shareholders may also make sales through the Internet or through other electronic means. Since we and the selling shareholders may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

        Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

        Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

  General information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by a law firm named in the applicable prospectus supplement. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by a law firm named in the applicable prospectus supplement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to our current report on Form 6-K furnished to the SEC on December 9, 2015, including exhibits thereto, and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to our annual report on Form 20-F for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Qunar Cayman Islands Limited at December 31, 2013 and 2014, and for each of the three years in the period ended December 31, 2014, incorporated by reference to herein have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

        The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 11th Floor, PricewaterhouseCoopers Centre, 202 Hu Bin Road, Shanghai 200021, People's Republic of China.

        The offices of Ernst & Young Hua Ming LLP are located at Level 16, Ernst & Young Tower, Oriental Plaza, No. 1 East Chang An Ave, Dong Cheng District, Beijing, China, 100738.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. Our website is www.ctrip.com. The information contained on, or linked from, our website is not a part of this prospectus.

        This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  Our annual report on Form 20-F for the fiscal year ended December 31, 2014 filed on April 27, 2015;

  •
  Our current report on Form 6-K furnished to the SEC on December 9, 2015, including exhibits thereto;

  •
  The description of the securities contained in our registration statement on Form 8-A filed on November 23, 2007 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

  •
  The description of the securities contained in our registration statement on Form 8-A filed on November 25, 2003 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

  •
  With respect to each offering of securities under this prospectus, all reports on Form 20-F and any report on Form 6-K that so indicates it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

        Our annual report on Form 20-F for the fiscal year ended December 31, 2014 filed on April 27, 2014, contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.

        Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Ctrip.com International, Ltd.
99 Fu Quan Road
Shanghai 200335, People's Republic of China
Tel: (86 21) 3406-4880
Attention: Investor Relations Department

        You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

        Pursuant to the indemnification agreements between us and our directors and officers, the form of which was filed as Exhibit 10.2 to our registration statement on Form F-1 (file no. 333-110455) that was filed with the SEC on November 12, 2003, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9.    EXHIBITS

        See Exhibit Index beginning on page II-7 of this registration statement.

ITEM 10.    UNDERTAKINGS.

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)
    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in this Form F-3.

    (5)
    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (i)
    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (ii)
    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

    (6)
    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

      The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i)
      Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii)
      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

      (iii)
      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

      (iv)
      Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People's Republic of China, on December 9, 2015.

CTRIP.COM INTERNATIONAL, LTD.
By:	/s/ James Jianzhang Liang Name: James Jianzhang Liang Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of James Jianzhang Liang and Xiaofan Wang as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities set forth below on December 9, 2015.

Name	Title

/s/ James Jianzhang Liang James Jianzhang Liang	Chairman of the Board and Chief Executive Officer (principal executive officer)
/s/ Xiaofan Wang Xiaofan Wang	Chief Financial Officer (principal financial and accounting officer)
/s/ Min Fan Min Fan	Vice Chairman of the Board
/s/ Neil Nanpeng Shen Neil Nanpeng Shen	Director
/s/ Qi Ji Qi Ji	Director
/s/ Gabriel Li Gabriel Li	Director
/s/ JP Gan JP Gan	Director
/s/ Robin Yanhong Li Robin Yanhong Li	Director
/s/ Tony Yip Tony Yip	Director

 SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

        Under the Securities Act, the undersigned, the duly authorized representative in the United States of Ctrip.com International, Ltd., has signed this registration statement in New York, New York, on December 9, 2015.

Authorized U.S. Representative
By:	/s/ Giselle Manon Name: Giselle Manon Title: SOP Officer

INDEX TO EXHIBITS

Exhibit Number		Description of Document
1.1	*	Form of Underwriting Agreement
4.1		Specimen American Depositary Receipt of Ctrip.com International, Ltd. (incorporated by reference to the prospectus dated January 25, 2010 as part of the Registration Statement on Form F-6 (file no. 333-145167) filed with the Securities and Exchange Commission on August 6, 2007).
4.2		Specimen Stock Certificate of Ctrip.com International, Ltd. (incorporated by reference to Exhibit 4.2 from our Registration Statement on Form F-1 (file no. 333-110455) originally filed with the Securities and Exchange Commission on November 13, 2003).
4.3		Amended and Restated Deposit Agreement among the Registrant, the Bank of New York Mellon and the Owners and Beneficial Owners of the American Depositary Receipts (incorporated by reference to Exhibit 2.4 from our Annual Report on Form 20-F (file no. 001-33853) filed with the Securities and Exchange Commission on April 29, 2008).
4.4		Rights Agreement dated as of November 23, 2007 between Ctrip.com International, Ltd. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 from our Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on November 23, 2007).
4.5		First Amendment to the Rights Agreement dated as of August 7, 2014 between Ctrip.com International, Ltd. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.1 from our Report of Foreign Private Issuer on Form 8-A/A furnished to the Securities and Exchange Commission on August 8, 2014).
4.6		Second Amendment to the Rights Agreement dated as of August 7, 2014 between Ctrip.com International, Ltd. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.2 from our Report of Foreign Private Issuer on Form 8-A/A furnished to the Securities and Exchange Commission on August 8, 2014).
4.7		Third Amendment to the Rights Agreement dated as of May 29, 2015 between Ctrip.com International, Ltd. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.3 from our Report of Foreign Private Issuer on Form 8-A/A furnished to the Securities and Exchange Commission on June 4, 2015).
4.8		Fourth Amendment to the Rights Agreement dated as of October 26, 2015 between Ctrip.com International, Ltd. and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 4.4 from our Report of Foreign Private Issuer on Form 8-A/A furnished to the Securities and Exchange Commission on October 27, 2015).
5.1	**	Opinion of Maples and Calder regarding the validity of the ordinary shares.
8.1	**	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters.
23.1	**	Consent of PricewaterhouseCoopers Zhong Tian LLP, Independent Registered Public Accounting Firm
23.2	**	Consent of Ernst & Young Hua Ming LLP, Independent Registered Public Accounting Firm
23.3	**	Consent of Maples and Calder (included in Exhibit 5.1).
23.4	**	Consent of Commerce & Finance Law Offices.
24.1	**	Powers of Attorney (included as part of signature page).

*
To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed under the Exchange Act and incorporated by reference.

**
Filed with this registration statement on Form F-3.